As filed with the Securities and Exchange Commission on April 29, 2010
Registration No. 333-130380

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PUDA COAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	2800	65-1129912
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

426 Xuefu Street, Taiyuan, Shanxi Province, The People’s Republic of China

011 86 351 228 1302
(Address and telephone number of principal executive offices and place of business)

(Name, address and telephone of agent for service)

Qiong Wu
Chief Financial Officer, Puda Coal, Inc.
426 Xuefu Street, Taiyuan
Shanxi Province, The People’s Republic of China  030006
011 86 351 228 1302

Copies to:

Stephen M. Davis, Esq.
Goodwin Procter LLP
The New York Times Building, 620 Eighth Avenue
New York, NY 10018
212-813-8804

Approximate date of proposed sale to the public: From time to time after the effective date of this post-effective amendment No. 3 to registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

(Do not check if a smaller reporting company)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 on Form S-3 is being filed to update the Registration Statement to include information of the Registrant for the year ended December 31, 2009 and to update certain other information in the Registration Statement, including, without limitation, the number of shares of common stock being offered and information regarding certain selling security holders.

All applicable registration fees were paid at the time of the initial filing of the Registration Statement, which was initially filed on Form SB-2 and then on Form S-1.

PROSPECTUS

PUDA COAL, INC.

1,666,000 shares of Common Stock

This prospectus relates to the offer for sale of up to 1,666,000 shares of our common stock by certain existing holders of the securities, referred to as Selling Security Holders throughout this document.  Each of the Selling Security Holders will receive all of the net proceeds from the sale of shares by that holder.  We will not receive any of the proceeds of this offering.

The common stock is traded on the NYSE Amex and quoted under the symbol “PUDA.” On April 27, 2010, the last reported bid price was $10.70.  Except under certain circumstances, the Selling Security Holders may sell the shares in one or more transactions from time to time on our trading market at market prices prevailing at the time of sale or in private transactions at privately negotiated prices determined at the time of sale.

Investing in our stock involves substantial risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 29, 2010

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	12
USE OF PROCEEDS	14
DETERMINATION OF OFFERING PRICE	14
DILUTION	14
SELLING SECURITY HOLDERS	15
DESCRIPTION OF SECURITIES TO BE REGISTERED	18
PLAN OF DISTRIBUTION	18
LEGAL MATTERS	20
EXPERTS	20
WHERE YOU CAN FIND ADDITIONAL INFORMATION	20
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	21
INDEMNIFICATION OF DIRECTORS AND OFFICERS	21
EXHIBITS	22
UNDERTAKINGS	25
SIGNATURES	27

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information found elsewhere in this Prospectus. Accordingly, it does not contain all of the information which may be important to you. Prospective purchasers should read the following summary carefully in conjunction with the more detailed information appearing elsewhere in this Prospectus concerning the Company and the Securities being offered, including our financial statements and related notes and the information under “Risk Factors.” As used herein, references to “we,” “us”, “our”, “Company” and “Puda” refer to Puda Coal, Inc. and its subsidiaries.

THE COMPANY

Puda Coal, Inc. (“Puda” or the “Company”) is a supplier of high-grade metallurgical coking coal to the industrial sector in the People’s Republic of China. Its processed coking coal is primarily purchased by coke and steel producers for the purpose of making the coke required for the steel manufacturing process. Its operations are conducted exclusively by an entity in China, Shanxi Puda Coal Group Co., Ltd. (“Shanxi Coal”), which it controls through 90% indirect equity ownership.

Puda cleans raw coking coal sourced from third-party coal mines primarily located in Liulin County, Shanxi Province, and markets the cleaned, high quality coking coal to coke and steel makers in its geographic market. Its current primary geographic markets include Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, China.

The Company focuses on value-added coal washing processes and specializes in providing high quality, cleaned coking coal, which is the quality level required to produce steel. The demand for the form of high quality coking coal which the Company produces is primarily driven by China’s industrial expansion and advancement, which depends on the availability of large amounts of steel for building infrastructure. The Company currently purchases raw coal from a diversified pool of local coal mines in Shanxi Province.

The central area of Shanxi Province, where Puda’s three coal washing plants are located, is known for its high quality coking coal reserves. The Company is strategically located in proximity to some of the highest quality coking coal reserves suitable for steel making. Puda’s three coal washing plants are located in Liulin County, Zhongyang County and Lingshi County, all of which are within approximately 150 miles of the Company’s executive offices in Taiyuan City. Puda’s accumulated coal washing capacity is about 3.5 million MT per year. As a large-volume supplier, the Company expects to continue to enjoy certain advantages as it believes that its primary customers will continue to focus on suppliers that can deliver large volume, consistently high-quality coking coal. The Company also expects to be well positioned to serve the demand for steel production in China - mostly, coking companies that supply the steel mills and steel mills with their own coking facilities. These customers are mostly located in Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, all of which are accessible by railroad which is the most cost effective method for coal transport.

Puda has three coal washing plants: Shanxi Liulin Jucai Plant, located in Liulin County, about 2 miles away from Jucai Coal, has an annual cleaning capacity of 1.1 million MT; Shanxi Zhongyang Ruixu Plant, located in Zhongyang County, has an annual clean coal washing capacity of 1.2 million MT; Lingshi Dongqiang Plant, located in Lingshi County, has an annual coal washing capacity of 1.2 million MT. In year 2008, the Company produced about 2.3 million MT cleaned coal, which is 66% of the 3.5 million MT annual production capacity.

To diversify its source of revenue and increase its gross margin, the board of directors of Puda has approved a change in its business strategy to permit Puda to enter into coal mining business, which can be operated separately from, or synergistically with, its coal washing business. The Company is taking advantage of the policy initiatives of the Chinese government and has found suitable coal mines to acquire.

On May 14, 2009, the Company entered into an agreement to purchase 18% ownership in Shanxi Jianhe Coal Industry Limited Company for an aggregate purchase price of RMB 100 million (approximately $14.6 million). Pursuant to the agreement, the Company has pre-paid 60% of the purchase price. The transaction was closed on December 3, 2009. According to the agreement, Shanxi Coal, will be paid dividends semiannually based on its 18% ownership in Jianhe Coal and aggregate dividend to be declared will be no less than 80% of the net profits of Jianhe Coal. In addition, Shanxi Coal has first priority in the right to purchase other shares of Jianhe Coal within the 24-month period following execution of the agreement.

On September 28, 2009, the Shanxi provincial government appointed Shanxi Coal as the consolidator for eight coal mines in Yucheng City, Pinglu County. Shanxi Coal will consolidate the eight coal mines into five, increasing their total annual capacity from approximately 1.6 million to 3.6 million metric tons. On December 11, 2009, Shanxi Coal entered into a Mining Right and Mining Assets Transfer Agreement (the “Da Wa Agreement”) with Pinglu County Da Wa Coal Industry Co., Ltd. (“Da Wa Coal”), pursuant to which Shanxi Coal will purchase from Da Wa Coal all its tangible assets and coal mining rights with respect to a coal mine located in Pinglu County, Yuncheng City, Shanxi Province of China. As consideration, Shanxi Coal will pay Da Wa Coal an aggregate purchase price of RMB 190 million (approximately $27.8 million) in cash, of which RMB 46.6 million ($6.8 million) is for the tangible assets and RMB 143.4 million ($21.0 million) is for the mining rights and compensation to Da Wa Coal. On December 11, 2009, Shanxi Coal also entered into a Mining Rights and Mining Assets Transfer Agreement (the “Guanyao Agreement”) with Pinglu County Guanyao Coal Industry Co., Ltd. (“Guanyao Coal”), pursuant to which, Shanxi Coal will purchase from Guanyao Coal all its tangible assets and coal mining rights with respect to a coal mine located in Pinglu County, Yuncheng City and Yuanqu County, Shanxi Province of China. As consideration, Shanxi Coal will pay Guanyao Coal an aggregate purchase price of RMB 94.80 million (approximately $13.9 million) in cash, of which RMB 37.6 million ($5.5 million) is for the tangible assets and RMB 57.2 million ($8.4 million) is for the mining rights and compensation of Guanyao Coal.

Puda Coal, Inc. was incorporated on August 9, 2001 under the laws of Florida, and was subsequently reincorporated on July 30, 2009 under the laws of Delaware. Its principal executive office is located at 426 Xuefu Street, Taiyuan City, Shanxi Province, China. The Company’s telephone number is +86 (351) 2281302 and our facsimile number is +86 (351) 7034404.

RECENT DEVELOPMENTS

No material recent development has occurred since the filing of our last Annual Report on Form 10-K for the year ended December 31, 2009 that has not been described in a report on Form 10-Q or Form 8-K.

RISK FACTORS

We are subject to a number of risks, including those enumerated below. An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the following important risks and uncertainties in connection with any investment in our common stock. If any of the following risks actually occur, our business, financial condition or results of operations, and cash flows would likely suffer significantly. In any of those cases, the value of our common stock could decline significantly, and you may lose all or part of your investment.

Risks Relating to Our Business

We are primarily a holding company and depend on distributions from our subsidiaries to meet our financial obligations.

Our company has an offshore holding structure commonly used by foreign investors with operations in China. We are a corporation which owns BVI, and BVI owns Putai. Our operations are conducted exclusively through Shanxi Coal, in which we own 90% of the equity interest indirectly. The operations of Shanxi Coal are our sole source of revenues. We have no operations independent of those of Putai and its subsidiaries. As a result, we are dependent upon the performance of Putai and its subsidiaries and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions. As substantially all of our operations are conducted through our subsidiaries, we are dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are held by our operating subsidiaries, the claims of our shareholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of a bankruptcy, liquidation or reorganization of the Company, our assets and those of our subsidiaries’ will be available to satisfy the claims of our shareholders only after all of Putai and its subsidiaries’ liabilities and obligations have been paid in full.

If we do not successfully execute our strategy of growth through coal mine acquisitions, our future performance, particularly our profit margins, could be adversely affected.

We have adopted a business strategy to enter into coal mining business, including acquisitions of coal mines. If we are unable to obtain or manage these external growth opportunities successfully, we will not be able to grow our business in the way that we currently expect. The availability of high quality coal mines is limited and we are not certain that we will be able to identify suitable candidates or complete transactions on terms that are acceptable to us. In order to pursue such opportunities, we may require significant additional financing, which may not be available to us on favorable terms, if at all. The availability of such financing is further limited by the current global economic downturn. In addition, even if we are able to successfully identify and complete acquisitions, we may not be able to integrate them or take full advantage of them and therefore may not realize the benefits that we expect. If we are unsuccessful in our external growth strategy, we may not be able to grow our business significantly and we may incur asset impairment charges as a result of acquisitions that are not successful.

Our future operating results have been and may continue to be affected by fluctuations in raw material prices. We may not be able to pass on cost increases to customers.

Our operating profits have been and may continue to be negatively affected by fluctuations in the price of raw coking coal. We are subject to short-term coal price volatility and have purchased and may continue to have to purchase raw coking coal at higher prices. In the past, we were unable to pass the cost increase of raw coal on to customers and may not be able to do so in the future either. This has adversely affected and may continue to adversely affect our gross margins and profitability. Our sales agreements with customers generally contain provisions that permit the parties to adjust the contract price of the cleaned coking coal upward or downward at specified times. For example, we may adjust these contract prices because of increases or decreases in the price of raw coal from our mining suppliers, general inflation or deflation, or changes in the cost of producing raw or cleaned coking coal caused by such things as changes in taxes, fees, royalties or the laws regulating the mining, production, sale or use of coal. However, if we fail to agree on a price with our customer under these provisions, many agreements permit customers to terminate the contract or refuse to buy all of the quantities contracted for. Market prices for raw coking coal fluctuate in most regions in China. From the beginning of 2008 the price of raw coking coal rose significantly and the price arrived to historically highest level in October 2008, and then decreased afterwards. In 2009, the raw coal prices remained at a relatively higher level due to shortage in supply because many coal mines were temporarily shut down by the Shanxi provincial government during the processing of coal mine consolidation. We were not able to fully pass these cost increases on to our customers and may not be able to do so with any future increases in the cost of raw materials. Top quality raw coking coal is critical to our maintaining operating efficiencies and delivering cleaned coal to our customers which meets their specifications. Since top quality raw coking coal is more limited in supply, its price tends to be more volatile. A general rise in coking coal prices also may adversely affect the price of, and demand for, coke and products made with coke such as pig iron, steel and concrete. This may in turn lead to a fall in demand for our products.

The demand for our product is cyclical and is affected by industrial economic conditions. Downturns in the economy may reduce demand for our product and our revenues could decline.

Because we do not export our product out of China, our business and operating results are primarily dependent upon China’s domestic demand for cleaned coking coal. However, because the domestic demand for coal in China is impacted by the international demand for coal, we are also susceptible to fluctuations in the international markets. The domestic and international coking coal markets are cyclical and exhibit fluctuation in supply and demand from year to year and are subject to numerous factors beyond our control, including, but not limited to, the economic conditions in China, the global economic conditions and fluctuations in industries with high demand for coal, such as the steel and power industries. A significant decline in demand or excess supply for cleaned coking coal may have a material adverse effect on our business and results of operations.

 In addition, nearly all of our sales are concentrated in the central and northern area of China. Accordingly, we are susceptible to fluctuations in business caused by adverse economic conditions in those regions. Difficult economic conditions in other geographic areas into which we may expand may also adversely affect our business, operations and finances.

If any of our coal sales agreements terminates or expires, our revenues and operating profits could suffer.

A substantial portion of our sales are made under coal sales agreements, which are important to the stability and profitability of our coal washing operations. It is common business practice in China that coal purchase and sale agreements are signed for one year terms, with annual renewals. This practice makes it difficult for us to forecast long-term purchase and sale quantities and can negatively affect our ability to manage inventory. These agreements may expire or be terminated. Cleaned coal sales agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party. Moreover, even if sales agreements are in force, buyers are generally not obligated to take the quantities specified in the contracts.

Increases in transportation costs could make our operations less competitive and result in the loss of customers.

Coal producers and processors depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to markets. While our customers typically arrange and pay for transportation of cleaned coking coal from our facilities to the point of use, any disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to customers and thus could adversely affect our results of operations. For example, the high volume of raw coal shipped from all Shanxi Province mines could create temporary congestion on the rail systems servicing that region. If transportation for our cleaned coking coal becomes unavailable or uneconomic for our customers, our ability to sell cleaned coking coal could suffer. Transportation costs can represent a significant portion of the total cost of cleaned coal. Since our customers typically pay that cost, it is a critical factor in a distant customer’s purchasing decision. If transportation costs from our facilities to the customer’s are not competitive, the customer may elect to purchase from another company. Moreover, certain coal sales agreements permit the customer to terminate the contract if the cost of transportation increases by specified amounts in any given 12-month period.

We may not be able to meet quality specifications required by our customers and as a result could incur economic penalties or cancelled agreements which would reduce our sales and profitability.

Most of our coal sales agreements contain provisions requiring us to deliver coking coal meeting quality thresholds for certain characteristics such as BTUs, sulfur content, ash content, grindability and ash fusion temperature. If we are not able to meet these specifications, because, for example, we are not able to source coal of the proper quality, we may incur economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts.

Our business is highly competitive and increased competition could reduce our sales, earnings and profitability.

The coal crushing, washing and processing business is highly competitive in China and we face substantial competition in connection with the marketing and sale of our products. Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than we have, and have products that have gained wide customer acceptance in the marketplace. The greater financial resources of our competitors will permit them to implement extensive marketing and promotional programs. We could fail to expand our market share, and could fail to maintain our current share.

Increased competition could also result in overcapacity in the Chinese coal industry in general. The coal industry in China has experienced overcapacity in the past. During the mid-1970s and early 1980s, a growing coal market and increased demand for coal in China attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower processed coal prices. Similarly, an increase in future processed coal prices could encourage the development of expanded capacity by new or existing coal processors. Any overcapacity could reduce processed coal prices in the future and our profitability would be impaired.

We depend on key persons and the loss of any key person could adversely affect our operations.

We and our operating company, Shanxi Coal are highly dependent on the marketing ability and credit of Ming Zhao, our Chairman, and the loss of his service and support would have a material and adverse impact on our operations. We are also dependent upon our relationship with Ming Zhao and his brother, Yao Zhao’s other controlled businesses. None of our companies have applied for key-man life insurance on the lives of our executives. If we were to lose the services of Ming Zhao, our ability to operate would be impaired.

Significant assets are subject to a lien held by a company controlled by the Zhaos and their family. If we default on the payment of the obligations secured by the lien we could lose title to assets which are necessary for the operation of our business.

We financed the acquisition of the Shanxi Liulin Jucai Plant and the Zhongyang Plant through Resources Group, an entity owned 80% by Ming Zhao, 10% by Yao Zhao, 5% by Xue Ning, Ming Zhao’s wife, and 5% by Xue Yue, a second-generation cousin of Xue Ning, for an aggregate cost of $13 million paid through a 6% secured Facilities Loan amortized over 10 years. The note is secured by the assets purchased. If we default on the loan, the security could be enforced and title to the assets could be lost, having a significant negative impact on our ability to produce our products.

Since the Zhaos are equity owners of Resources Group they may have a conflict of interest with the Company. If the lien is enforced after a default, the secured assets would be transferred to an entity which is owned by them. Ming Zhao and Yao Zhao may have, or may develop in the future, conflicts of interest with us. As the equity owners of 10% of the registered capital of Shanxi Coal, they might personally profit if Shanxi Coal’s benefits of operation are not directed to us. In addition, the loan used to finance our recent facility expansions are held by Resources Group, a company which is owned by the Zhaos and their family. It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default. With their combined ownership of us (as of April 15, 2010, 38.68% and 9.66% of our outstanding common stock), they can largely control the actions which we take. Ming Zhao is our Chairman of the board of directors. In addition, the Zhao brothers also control the mine, Jucai, of which is one of our suppliers. By limiting or eliminating our supply, they could adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group. See also the risk below, “Our principal stockholders have significant control over the company and may have conflicts of interest with the company.”

We do not have any registered patents or other intellectual property and we may not be able to maintain the confidentiality of our processes.

We have no patents covering our cleaning processes and we rely on the confidentiality of our cleaning processes in producing a competitive product. The confidentiality of our know-how may not be maintained and we may lose any meaningful competitive advantage which might arise through our proprietary processes.

The current credit and financial market conditions have a negative impact on global business environment and may exacerbate certain risks affecting our business.

The financial markets are currently experiencing a downturn around the world. Many of our customers and suppliers may encounter much uncertainty and risks due to the weakened business environment and credit availability. As a result, these customers and suppliers may be unable to satisfy their contract obligations, may delay payment, or may not repay our credit advance to them, which could negatively affect our business and financial performance.

Terrorist attacks or military conflict could result in disruption of our business.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks, rumors or threats of war, actual conflicts involving China or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations. As a result, there could be delays or losses in transportation and deliveries of processed coal to our customers, decreased sales of coal and extensions of time for payment of accounts receivable from customers. Strategic targets such as energy-related assets may be at greater risk of terrorist attacks than other targets. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. Any, or a combination, of these occurrences could have a material adverse effect on Shanxi Coal’s business, financial condition and results of operations.

Risks Relating to Doing Business in China

Our Chinese operations pose certain risks because of the evolving state of the Chinese economy, political, and legislative and regulatory systems. Changes in the interpretations of existing laws and the enactment of new laws may negatively impact our business and results of operation.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including its levels of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Doing business in China involves various risks including internal and international political risks, evolving national economic policies as well as financial accounting standards, expropriation and the potential for a reversal in economic conditions. Since the late 1970s, the Chinese government has been reforming its economic system. These policies and measures may from time to time be modified or revised. While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. Furthermore, while the Chinese government has implemented various measures to encourage economic development and guide the allocation of resources, some of these measures may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Also, since early 2004, the Chinese government has implemented certain measures to control the pace of economic growth including certain levels of price controls on raw coking coal. Such controls could cause our margins to be decreased. In addition, such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition. Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material and adverse effect on the overall economic growth of China, and could adversely affect our business operations.

There are substantial uncertainties regarding the application of Chinese laws, especially with respect to existing and future foreign investments in China. The interpretation and application of existing Chinese laws, regulations and policies, and the stated positions of the Chinese authorities may change and possible new laws, regulations or policies will impact our business and operations. For example, due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that tax authorities in China may challenge the transfer prices that we have used for related party transactions among our entities in China in the future. Because of the evolving nature of the law, it will be difficult for us to manage and plan for changes that may arise. Our business is and will continue to be subject central, provincial, local and municipal regulation and licensing in China. Compliance with such regulations and licensing can be expected to be a time-consuming, expensive process. Compliance with foreign country laws and regulations affecting foreign investment, business operations, currency exchange, repatriation of profits, and taxation, will increase the risk of investing in our stock.

We may have to incur unanticipated costs because of the unpredictability of the Chinese legal system.

The Chinese legal system has many uncertainties. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Our industry is heavily regulated and we may not be able to remain in compliance with all such regulations and we may be required to incur substantial costs in complying with such regulation.

We are subject to extensive regulation by China’s Mining Ministry, and by other provincial, county and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, storage, and distribution of our product. Our processing facilities are subject to periodic inspection by national, province, county and local authorities. We may not be able to comply with current laws and regulations, or any future laws and regulations. To the extent that new regulations are adopted, we will be required to adjust our activities in order to comply with such regulations. We may be required to incur substantial costs in order to comply. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material and adverse effect on our business, operations and finances. Changes in applicable laws and regulations may also have a negative impact on our sales. Certain of our contracts with customers permit the customers to terminate the contract in the event of changes in regulations affecting the industry that increase the price of coal beyond specified limits.

The government regulation of our coal processing operations imposes additional costs on us, and future regulations could increase those costs or limit our ability to crush, clean and process coking coal. China’s central, provincial and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. We are required to prepare and present to China’s central, provincial and local authorities data pertaining to the effect or impact that any proposed processing of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement, expansion or continuation of our coal processing operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially and adversely affect our operations, our cost structure and/or our customers’ ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us and our customers to change operations significantly or incur increased costs. Certain sales agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

It will be difficult for any shareholder of our company to commence a legal action against our executives. Other than the stock of our subsidiaries, we have no assets in the United States.

We conduct substantially all of our operations through our control of Shanxi Coal. Shanxi Coal and substantially all of Shanxi Coal’s assets are located in Shanxi Province, China. Other than our stock in our direct subsidiary, Puda Investments Holding Limited, an International Business Company incorporated in the British Virgin Islands, we have no assets in the United States. In addition, all of our executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgments of courts.

Restrictions on Chinese currency may limit our ability to obtain operating capital and could restrict our ability to move funds out of China and to pay dividends.

The Chinese currency, “Renminbi”, or “RMB”, is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support Shanxi Coal’s business operations in the future and could impair the ability of Shanxi Coal to pay dividends or other distributions to Puda. We rely on the Chinese government’s foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. Shanxi Coal receives all of its revenues in Renminbi, which is not freely convertible into other foreign currencies. Under our current structure, our income is derived from payments from Shanxi Coal through Putai and BVI. In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies which are required for “current account” transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. Current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government. This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations.

In order to pay dividends, a conversion of Renminbi into U.S. dollar is required. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of Shanxi Coal to meet its cash needs, and to pay dividends to Puda. However, Putai is presently classified as a wholly-owned foreign enterprise, or WFOE, in China that has verifiable foreign investment in China, funding having been made through an official Chinese banking channel. Because Putai qualifies for treatment as a WFOE, it can convert Renminbi, declare dividends and its funds can be repatriated to Puda in the United States under current laws and regulations in China, subject to limitations and restrictions imposed by Chinese laws, such as the SAFE notices issued by the State Administration of Foreign Exchange. However, the Chinese laws governing foreign currency exchange are evolving, and changes in such laws or their interpretation or application may adversely affect the ability to convert Renminbi, declare dividends and repatriate funds to the United States. Because our cash flow is dependent on dividend distributions from our subsidiaries in China, we may be restricted from distributing dividends to stockholders if we do not receive distributions of dividends from our subsidiaries.

We are subject to currency fluctuations from our Chinese operations and fluctuations in the exchange rate may negatively affect our expenses and results of operations, as well as the value of our assets and liabilities.

Effective July 21, 2005, The People’s Bank of China announced that the Renminbi exchange rate regime is reformed by moving from a fixed rate of exchange based upon the U.S. dollar to a managed floating exchange rate regime based upon market supply and demand of a basket of currencies. As of July 26, 2005, the exchange rate against the Renminbi was adjusted to 8.11 Renminbi per U.S. dollar from 8.28 Renminbi per U.S. dollar, which represents an adjustment of approximately two percent. As of December 31, 2009, the last trading day in 2009, Renminbi appreciated to approximately 6.8259 Renminbi per U.S. dollar. It is expected that the revaluation of the Renminbi and the exchange rate of the Renminbi may continue to change in the future. Fluctuations in the exchange rate between the Chinese RMB and the United States dollar could adversely affect our operating results. Results of Shanxi Coal’s operations are translated at average exchange rates into United States dollar for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. We do not use hedging techniques to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock prices.

Because our operations are located in China, information about our operations are not readily available from independent third-party sources.

Because our sole operating company, Shanxi Coal, is based in China, shareholders may have greater difficulty in obtaining information about Shanxi Coal on a timely basis than would shareholders of an entirely U.S.-based company. Shanxi Coal’s operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about Shanxi Coal from sources other than Shanxi Coal itself. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders. Shareholders will be dependent upon Shanxi Coal’s management for reports of Shanxi Coal’s progress, development, activities and expenditure of proceeds.

Climate change poses both regulatory and physical risks that could adversely impact our business, financial position, results of operations and liquidity.

Climate change could have a potential economic impact on us and climate change mitigation programs and regulations could increase our costs. Energy costs could be higher as a result of climate change regulations. Our costs could increase if utility companies pass on their costs, such as those associated with carbon taxes, emission cap and trade programs, or renewable portfolio standards. In addition, climate change may increase the frequency or intensity of natural disasters. As such, we cannot assure you that climate change will not adversely impact our business, financial position, results of operations and liquidity.

 Risks Associated with Our Common Stock

Our stock price has been extremely volatile and may continue to fluctuate significantly, which may make it more difficult for you to resell shares when you want at prices you find attractive.

The trading price of our common stock has been and may continue to be subject to significant daily fluctuations. For example, during the three months ended December 31, 2009, the closing sale prices of our ordinary shares on the NYSE Amex ranged from $5.16 to $8.46 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of material customer agreements or acquisition, the operating and stock price performance of other companies that investors may deem comparable, new government restrictions or regulations and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for China-related companies recently have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

Our principal stockholders have the ability to exert significant control in matters requiring stockholder vote and could delay, deter or prevent a change in control of our company.

As of April 15, 2010, Ming Zhao and Yao Zhao own in total approximately 48.34% of the Company’s outstanding shares, and upon the exercise of all of the outstanding warrants, they will own in total approximately 45.11% of our outstanding stock and, acting together, will be able to exert a significant degree of influence over our management and affairs and all actions requiring stockholder approval, such as the election of directors and approval of significant corporate transactions. In addition, corporate law provides that certain actions may be taken by consent action of stockholders holding a majority of the outstanding shares. In the event that the requisite approval of stockholders is obtained by consent action, without any meeting of stockholders, dissenting or non-participating stockholders generally would be bound by such vote. Through their concentration of voting power, the Zhao brothers could delay, deter or prevent a change in control of our company or other business combinations that might otherwise be beneficial to our other stockholders. Accordingly, this concentration of ownership may harm the market price of our common stock. In addition, the interest of the Zhao brothers may not always coincide with the interest of the Company’s other stockholders. In deciding how to vote on such matters, the Zhao brothers may be influenced by interests that conflict with yours. You should not buy our common stock unless you are willing to entrust all aspects of operational control to Puda’s current management team.

Our principal stockholders have significant control over the company and may have conflicts of interest with the company.

Ming Zhao and Yao Zhao may have, or may develop in the future, conflicts of interest with us. First, the loan used to finance our recent facility expansions are held by Resources Group, a company which is owned by the Zhaos. It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default. With their combined ownership of us (48.34%, and 45.11% after the warrant exercise), they can control the actions which we take. Ming Zhao is our Chairman of the board of directors. Second, the Zhao brothers control the mine which is one of our raw coal suppliers. We currently secure raw coal from local Liulin County coal mines, including Jucai Coal, a coal mine that is 75% owned by Yao Zhao, Mr. Ming Zhao’s brother and a manager of the coal washing plants of Shanxi Coal. By limiting or eliminating our supply, the Zhao brothers, who control our coal mine supplies, could adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group. In addition, the Zhao brothers may declare dividends out of Shanxi Coal, in which they own 10% of the direct equity interest even though it would be in the interests of Puda for Shanxi Coal, to reinvest its profits into the business.

The conversion of outstanding derivative securities could cause your ownership in the company to be diluted and may decrease the value of your investment.

Outstanding derivative securities and current and future obligations to issue Puda’s securities to various parties may dilute the value of your investment. In November 2005, we issued warrants with 5 years term to certain investors. For as long as the warrants are outstanding, the holders thereof will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. This may have an adverse effect on the terms upon which we can obtain additional capital. It should be expected that the holders of such derivative securities would exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the warrants or options. There are no preemptive rights in connection with Puda’s common stock.

Our stock prices could decrease if a substantial number of shares are sold under Rule 144.

A substantial number of Puda’s outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemption from registration under the Act and as required under applicable state securities laws. Under Rule 144, non-affiliates may sell restricted securities without volume limitations or other requirements after having held the securities for six months. If a substantial number of shares of our stock are sold under the amended Rule 144 or other exemption, it could cause the price our stock to go down.

We do not intend to pay dividends in the foreseeable future.

In 2005, Shanxi Coal, our 90% subsidiary, declared dividends of $1,715,470, payable to Ming Zhao (80%) and Yao Zhao (20%), of which $543,470 was paid in 2005 and $1,172,000 was paid in October 17, 2008. In September 2008, Shanxi Coal declared RMB 8 million ($1,170,754) dividend to its shareholders, which has not been paid as of the date of this prospectus. No dividend was declared in 2006, 2007, 2008 or 2009. We do not intend to pay any dividends in the foreseeable future. We do not plan on making any cash contributions in the manner of a dividend or otherwise. Our board of directors presently intends to follow a policy of retaining earnings, if any.

The Company has the right to issue additional common stock and preferred stock without the consent of shareholders. This would have the effect of diluting your ownership in the company and could decrease the value of your stock.

There are additional authorized but unissued shares of our common stock that may be later issued by our board of directors for any purpose without the consent or vote of the stockholders that would dilute a stockholder’s percentage ownership of the company.

In addition, our articles of incorporation authorize the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors. While no preferred stock is currently outstanding or subject to be issued, the articles of incorporation have authorized issuance of up to 5,000,000 shares of preferred stock in the discretion of the board of directors. Such preferred stock may be issued upon filing of amended Articles of Incorporation and the payment of required fees; no further shareholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by the board of directors and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

We may be subject to regulatory scrutiny and sustain a loss of public confidence if we are unable to satisfy regulatory requirements relating to our internal controls over financial reporting and/or we have material internal control weaknesses which may result in material financial reporting errors.

Section 404 of the Sarbanes Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting beginning with our Annual Report filed for a fiscal year ending on or after December 15, 2007 and have our independent registered public accounting firm attest to such evaluation for fiscal years ending on or after June 15, 2010. Compliance with these requirements can be expensive and time consuming. While we believe that we met and will continue to be able to meet the applicable deadlines, no assurance can be given that we will meet the required deadlines in future years. If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluation when we are required to have such attestation, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include the plans and objectives of management for the future growth of the Company and its subsidiaries, including plans and objectives related to the consummation of acquisitions and future private and public issuances of Puda’s equity and debt securities. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Puda. Although Puda believes that the assumptions underlying the forward-looking statements are reasonable at the time they were made, there can be no assurance that the forward-looking statements included in this Prospectus and the underlying assumptions will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included in this Prospectus, the inclusion of such information should not be regarded as a representation by Puda or any other person that the objectives and plans of Puda will be achieved.

The words “we,” “us”, “our” and “Puda” refer to Puda Coal, Inc. and its subsidiaries. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those contained in the forward-looking statements as a result of a number of risks and uncertainties, including but not limited to:

•	our dependence on distributions from our subsidiaries to meet our financial obligations

•	our successful execution of our strategy of growth through coal mine acquisitions

•	fluctuations in raw material prices, which we may not be able to pass on cost increases to customers

•	downturns in the economy that may reduce demand for our product

•	the continuing performance and renewal of Shanxi Coal’s coal sales agreements

•	increases in transportation costs

•	our ability to meet quality specifications required by our customers

•	increased competition that could reduce our sales, earnings and profitability

•	our dependence on key persons, the loss of any of whom could adversely affect our operations

•	our ability to pay off the obligations secured by the lien held by a company controlled by the Zhaos to which our assets are subject

•	the evolving state of the Chinese economy, political, legislative and regulatory systems, including any changes in the interpretations of existing laws and the enactment of new laws

•	unanticipated costs because of the unpredictability of the Chinese legal system

•	our ability to remain in compliance with all applicable regulations

•	the ability of our shareholders to commence a legal action against our company as we have no assets in the United States and our directors and officers who are not located in China

•	our ability to obtain operating capital, move funds out of China and pay dividends in light of China’s currency restrictions

•	currency fluctuations from our Chinese operations and fluctuations in the exchange rate

•	the possibility that information about our operations are not readily available from independent third-party sources because our operations are all in China

•	regulatory and physical risks posed by climate changes

•	the volatility and fluctuation in our stock price

•	our principal stockholders’ ability to exert significant control in matters requiring stockholder vote and to delay, deter or prevent a change in control of our company

•	our principal stockholders’ significant control over the company and conflicts of interest with the company

•	the dilution of your ownership in the company and the decrease of the value of your investment as a result of additional equity issuance or conversion of outstanding derivative securities

•	the downward impact on our stock price decrease if a substantial number of shares are sold under Rule 144

•	our intention not to pay dividends in the foreseeable future

•	our ability to satisfy regulatory requirements relating to our internal controls over financial reporting

•	other risk factors discussed in our filings with the SEC

The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties.  Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Puda.  Although Puda believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Puda or any other person that the objectives and plans of Puda or any other forward-looking statements will be achieved.

Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including but not limited to: (a) limited amount of resources devoted to expanding our business plan; (b) our failure to implement our business plan within the time period we originally planned to accomplish; and (c) other risks that are discussed in this Prospectus and incorporated herein by reference or included in our previous filings with the SEC.  We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from the forward-looking statements that we make.

You should read this prospectus and the documents that we have filed as exhibits to the Registration Statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.  The forward-looking statements included in this prospectus are made only as of the date of this prospectus.  We do not assume any obligation or have any intent to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The Registration Statement of which this prospectus is a part also contains estimates and other statistical data made by independent parties and by us relating to market size and expected growth and other industry data.  These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.  We have not independently verified the statistical and other industry data generated by independent parties and contained in the Registration Statement.  In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus.  These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

Each of the Selling Security Holders will receive all of the net proceeds from the sale of shares by that holder.  We will not receive any of the net proceeds from the sale of the shares.  The Selling Security Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Security Holders in offering or selling their shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, blue sky registration and filing fees, and fees and expenses of our counsel and accountants.

A portion of the shares covered by this prospectus are, prior to their sale under this prospectus, issuable upon exercise of common stock purchase warrants.  Upon the exercise of warrants by payments of cash, we will receive the exercise price of the warrants, $4.20 per share.

As of December 31, 2009, our convertible notes with a principal payment of $10,260,000 was converted into 2,931,429 shares of common stock, $2,115,000 was redeemed upon maturity, and the remaining $125,000 will be paid off upon the receipt of the original notes from the investors.

DETERMINATION OF OFFERING PRICE

The securities may be sold in one or more transactions at prevailing market prices at the time of the sale on the over-the counter bulletin board or at privately negotiated prices determined at the time of sale.

DILUTION

We are not selling any of the shares of common stock in this offering.  All of the shares sold in this offering will be held by the Selling Security Holders at the time of the sale, so that no dilution will result from the sale of the shares.

SELLING SECURITY HOLDERS

We are registering for sale by the Selling Security Holders (a) 1,343,278 shares of common stock that will be issued upon the exercise of warrants at $4.20 per share, (b) 62,069 shares of common stock that will be issued upon the exercise of warrants at $4.20 per share that were issued to the placement agent, its employees and other persons acting on behalf of the placement agent, and (c) 260,553 shares of common stock that have been issued upon conversion of notes and exercise of warrants.  As of the date of this Registration Statement, all convertible notes are due and are no longer outstanding. The warrants were issued to the Selling Security Holders in a private placement which closed November 18, 2005.  The warrants were issued in transactions exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act to persons reasonably believed to be “accredited investors” as defined in Regulation D under the Securities Act and under Regulation S of the Securities Act to persons who were not “U.S. persons” as defined in Regulation S.  Pursuant to the terms of the subscription agreement under which the notes and related warrants were issued, we agreed to file the Registration Statement of which this prospectus is a part in order to permit those investors to sell the shares underlying the notes and warrants.  Pursuant to Rule 416 under the Securities Act, this Registration Statement also purports to register such indeterminate number of shares of common stock as may become issuable by reason of stock splits, stock dividends, anti-dilution adjustments and similar transactions in accordance with the provisions of the warrants.

Selling Security Holder Table

The table below lists the Selling Security Holders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Security Holders.  The table lists the number of shares of common stock beneficially owned by each Selling Security Holder as of April 15, 2010, with sub-columns for (a) the share of common stock issuable upon exercise of all the warrants (assuming 100% exercise), (b) the shares of common stock, excluding the shares of common stock delivered by the Company in December 2006 and July 2008 for failure to make the resale registration statement effective according to the time frame agreed upon with the investors in the subscription agreement (the “Penalty Shares”) and (c) the Penalty Shares, respectively.  The column labeled (e) lists the shares of common stock being offered pursuant to this prospectus by each of the Selling Security Holders.  The column labeled (f) lists the number of shares that will be beneficially owned by the Selling Security Holders assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them, but not offered hereby, are not sold.  The Selling Security Holder Table and the footnotes to the table are prepared based on the Company’s transfer agent’s records as of April 15, 2010 and the completed selling security holder questionnaires the Company has previously received.  None of the Selling Security Holders listed in the table will hold 1% or more of our outstanding common stock after the offering.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no Selling Security Holder has had any material relationship with us or our predecessors or affiliates during the last three years.

Name of Selling Security Holder	(a) Common Stock Issuable Upon Warrant Exercise	(b) Common Stock (excluding penalty shares)	(c) Penalty Shares	(d) Total	(e) Number of Shares of Common Stock Being Offered	(f) Shares of Common Stock Owned After the Offering (1)
Anasazi Partners III Offshore, Ltd.**(11) (Christopher P. Baker (2))	57,143	0	0	57,143	57,143	0
Anasazi Partners III, LLC ** (11) (Christopher P. Baker (2))	85,715	0	0	85,715	85,715	0
Baker, Adrienne ** (11)	7,143	0	0	7,143	7,143	0
Baker, Christopher ** (11)	57,143	0	0	57,143	57,143	0
Barish, Michael	28,572	0	4,327	32,899	28,572	4,327
Barletta, Joseph & Karen	7,143	0	1,082	8,225	7,143	1,082
Baum, David M.	5,643	15,000	0	20,643	20,643	0
Beeman Insurance Agency Inc. (Dean S. Kachudis (2))	7,143	4,472	0	11,615	11,615	0
Chilcott, John	14,286	0	802	15,088	14,286	802
Cimarolo Partners, LLC ** (11) (Christopher P. Baker (2))	28,572	0	0	28,572	28,572	0
Conn, Michael	0	7,143	166	7,309	7,143	166
Crestview Capital Master, LLC * (11) (Stewart Flink, Robert Hoyt, Daniel Warsh (2)(4))	0	2	0	2	2	0
F. Berdon Co. L.P. ** (11) (Fredierick Berdon (2))	30,001	12,300	827	43,128	42,301	827
Flynn, Jason	7,143	0	0	7,143	7,143	0
Fuller, James H.	7,143	0	0	7,143	7,143	0
Gerdz Investments Limited Partnership, RLLLP (Robert Zappa (2))	7,143	0	1,082	8,225	7,143	1,082
Grose, D. Austin	14,286	3,407	1,893	19,586	17,693	1,893
H.L. Severance Inc., Pension Plan & Trust (H. Leigh Severance (2)(5))	14,286	0	1,778	16,064	14,286	1,778
H.L. Severance Inc., Profit Sharing Plan & Trust (H. Leigh Severance (2)(6))	21,429	0	2,603	24,032	21,429	2,603
Hodel, Ann	0	7,143	567	7,710	7,143	567
Hollman, Mark & Stacia (7)	0	7,143	0	7,143	7,143	0
Hollman, Scott	14,286	0	0	14,286	14,286	0
Hudson Bay Fund, LP (Sander Gerber (12))	32,760	0	0	32,760	32,760	0
Hudson Bay Overseas Fund, Ltd (Sander Gerber (12))	57,240	0	0	57,240	57,240	0
Johnson, Bruce ** (11)	21,429	0	0	21,429	21,429	0
Kahn, Sheldon & Liron, Sarah (8)	0	57,143	0	57,143	57,143	0
Micek II, John Revocable Trust Dated 03/27/03 (John Micek (2))	21,429	0	0	21,429	21,429	0
Micek III, John	28,572	0	3,665	32,237	28,572	3,665
Micek, Maurice & Jennifer JTWROS (8)	0	21,429	0	21,429	21,429	0
Micek, Maurice Custodian for Andrew Micek (Maurice Micek (2))	0	7,143	0	7,143	7,143	0
Micek, Benjamin	0	7,143	0	7,143	7,143	0
Midsouth Investor Fund LP ** (11) (Lyman O. Heidtke (2))	28,572	0	0	28,572	28,572	0
Option Opportunities Corporation	42,858	0	0	42,858	42,858	0
OTA LLC * (11) (Ira M. Leventhal (2))	28,572	0	0	28,572	28,572	0
Parsley, Rod	0	4,643	1,082	5,725	4,643	1,082
Professional Offshore Opportunity Fund Ltd (Howard Boyer and Marc Swickle (2))	210,001	0	0	210,001	210,001	0
Professional Traders Fund, LLC (Howard Boyer and Marc Swickle(2))	28,572	0	0	28,572	28,572	0
Purvis, Steve	14,286	0	2,164	16,450	14,286	2,164
Sandor Capital Master Fund, L. P.** (John Lemak (2))	142,858	0	0	142,858	142,858	0
Severance, H. Leigh	35,715	0	0	35,715	35,715	0
Silicon Prairie Partners, L. P. (John Micek (2))	42,858	0	0	42,858	42,858	0
Silver Rock Fund I Limited	0	71,429	0	71,429	71,429	0
Silver Rock I Limited (Rima Salam (2))	0	4,006	0	4,006	4,006	0
Stowell, Kurt	477	0	0	477	477	0
Thompson, Jack	21,429	0	0	21,429	21,429	0
Ungar, Jonathan	28,572	0	1,603	30,175	28,572	1,603
Vicis Capital Master Fund (John Succo, Sky Lucas and Shad Stastny (2))	142,858	0	21,629	164,487	142,858	21,629
Whalehaven Capital Fund Limited (9) (Arthur Jones, Trevor Williams, Macro Weisfeld, Michael Fwkelskin (2))	0	5,035	0	5,035	5,035	0
White Sand Investor Group, LP (10) (Elliott Donnelley, Owen Donnelley and Marshall Donnelley (2))		14,286	2,164	16,450	14,286	2,164
Wrolstad, Christopher * (11)	0	7,143	985	8,128	7,143	985
Zelinger, Steven & Gordon, Lisa (8)	0	4,643	916	5,559	4,643	916
Henricks, Steve** (3)	48,215	0	0	48,215	48,215	0
Rogers, Kyle ** (3)	2,500	0	0	2,500	2,500	0
Troccoli, Carmelo ** (3)	336	0	0	336	336	0
Legend Merchant Group, Inc. * (3) (John H. Shaw III (2))	3,875	0	0	3,875	3,875	0
Garisch Financial Inc. (Frederic M. Schweiger (2))	7,143	0	0	7,143	7,143	0
TOTAL	1,405,347	260,653	49,335	1,715,335	1,666,000	49,335

*	Denotes a broker-dealer.

**	Denotes an affiliate of a broker-dealer.

(1)	Assumes that all of the shares offered hereby are sold and that shares owned before the offering but not offered hereby are not sold.

(2)	Individual(s) who has sole or shared power to vote, sell, transfer or otherwise dispose of the securities.

(3)
Selling Security Holder is an underwriter of this offering. The Company has no material relationship with such Selling Security Holder.  The underwriter has no arrangement under which the underwriter may purchase additional shares in connection with this offering.  At the time of acquisition of the securities, the Selling Security Holder had no understanding, directly or indirectly, with any person to distribute the securities being offered hereunder.

(4)	Managing Partners of Crestview Capital Partners, LLC.

(5)	Trustee of the H.L. Severance Inc., Pension Plan & Trust.

(6)	Trustee of the H.L. Severance Inc., Profit Sharing Plan & Trust.

(7)	Tenants by the Entirety.

(8)	Community Property.

(9)
Arthur Jones, Trevor Williams, Macro Weisfeld and Michael Fwkelskin are the persons who have the power to vote, sell, transfer or otherwise dispose of the securities but disclaim beneficial ownership thereof.

(10)
Elliott Donnelley, Owen Donnelley and Marshall Donnelley, officers of the White Sand Investment Corporation, General Partner of White Sand Investor Group, LP have the power to vote, sell, transfer or otherwise dispose of the securities.

(11)
Selling Security Holder represented and warranted that the securities were purchased in the ordinary course of business, and at the time of purchase, had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

(12)
Sander Gerber, Managing Partner of Hudson Bay Capital Management, L. P., the investment manager of Hudson Bay Fund LP and Hudson Bay Overseas Fund Ltd, has voting and investment power over the securities but disclaims beneficial ownership thereof.

PLAN OF DISTRIBUTION

We are registering shares of common stock to permit the resale of such common stock by the Selling Security Holders from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the Selling Security Holders of the securities. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Security Holders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the securities are sold through underwriters or broker-dealers, the Selling Security Holders will be responsible for underwriting discounts or commissions or agent’s commissions.  The securities may be sold in one or more transactions at prevailing market prices at the time of the sale on the stock exchange or at privately negotiated prices determined at the time of sale.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	pursuant to Rule 144 under the Securities Act;

•	involving broker-dealers that may agree with the Selling Security Holders to sell a specified number of such securities at a stipulated price per security;

•	through a combination of any such methods of sale; and

•	through any other method permitted pursuant to applicable law.

If the Selling Security Holders effect such transactions by selling the shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  The Selling Security Holders may loan or pledge securities to broker-dealers that in turn may sell such securities.

The Selling Security Holders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, by amending, if necessary, the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.  The Selling Security Holders also may transfer and donate the warrants or shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Any Selling Security Holder who is identified as broker-dealer participating in the distribution of the shares of common stock is an “underwriter” within the meaning of the Securities Act for the purposes of this offering, unless such Selling Security Holder received the shares as compensation for investment banking services, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  Any Selling Security Holder who is identified as an affiliate of a broker-dealer participating in the distribution of the shares of common stock is also an underwriter for the purposes of this offering, unless such Selling Security Holder purchased the shares in the ordinary course of business and at the time of purchase had no understanding, directly or indirectly, with any party to distribute the shares.  At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the warrants and shares of common stock may not be sold unless such warrants or shares of common stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Selling Security Holders may choose not to sell any or may choose to sell less than all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Security Holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may restrict certain activities of, and limit the timing of purchases and sales of any of our shares of common stock by the Selling Security Holders and any other person participating in a distribution of the shares.  Furthermore, under Regulation M, persons engaged in a distribution of the shares are prohibited from simultaneously engaging in market making and certain other activities with respect to shares for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to shares of our common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights in the subscription agreements entered into in connection with our private placement of the convertible notes and warrants in November 2005, estimated to be $583,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Security Holder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the Selling Security Holders against liabilities, including some liabilities under the Securities Act, in accordance with the subscription agreement, or the Selling Security Holders will be entitled to contribution from us.  We may be indemnified by the Selling Security Holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Security Holder specifically for use in this prospectus, in accordance with the related subscription agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

As of the date of this prospectus, our authorized capital stock consisted of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of April 15, 2010, an aggregate of 19,631,880 shares of common stock were outstanding. On a fully diluted basis, assuming the exercise of all of the outstanding warrants, we will have 21,037,227 shares of common stock issued and outstanding.  There are no shares of preferred stock outstanding.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at times and in amounts as our board of directors may determine.  Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election.  The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.  Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock.  There are no sinking fund provisions applicable to the common stock.  The outstanding shares of common stock are, and the shares of common stock to be issued upon exercise of the warrants will be fully paid and non-assessable.

LEGAL MATTERS

The validity of the securities offered by this prospectus was passed upon for us by Broad and Cassel, Miami, Florida and Goodwin Procter LLP, New York, New York.

EXPERTS

Our audited financial statements as of December 31, 2009, 2008 and 2007 have been included in reliance upon the reports of Moore Stephens, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C., 20549. You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s World Wide Web site at http://www.sec/gov. We maintain a website at www.pudacoalinc.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this Registration Statement.

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus.  Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 for so long as this Registration Statement remains effective.

Incorporation of Certain Information by Reference

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

2.	Our Quarterly Reports on Form 10-Q for fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

3.
Our Current Reports on Form 8-K, filed with the SEC on March 12, March 18, May 15, July 8, August 5, August 14, September 16, September 22, November 12, December 7 and December 17, 2009 and February 12, February 18, February 24, March 5 and March 29, 2010.

4.	The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on September 16, 2009.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents.  You should direct any requests for documents to Qiong (Laby) Wu, Chief Financial Officer, 426 Xuefu Street, Taiyuan, Shanxi Province, The People’s Republic of China  030006, telephone: 011 86 351 228 1302.

OTHER EXPENSS OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which will be borne the Registrant (not including any underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax, or legal services or any other expenses incurred by the Selling Security Holders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange registration fee	$12,423
Legal fees and expenses	$370,000
Accounting fees and expenses	$130,000
Blue sky fees and expenses	$5,000
Transfer Agent and Registrar fees and expenses	$30,000
Miscellaneous	$35,577
Total:	$583,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).  Article VII of our bylaws authorizes indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL.

We have also entered into agreements with our directors and certain officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.  We maintain liability insurance for the benefit of its directors and certain of our officers.

The above discussion of the DGCL and of our bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, certificate of incorporation, bylaws and indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

The following exhibits are filed herewith or incorporated by reference into this Registration Statement on Form S-3:

Exhibit No.	Exhibits
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to Current Report of the Company on Form 8-K filed July 8, 2009)

3.2	Bylaws of Puda Coal, Inc., as amended on July 30, 2009 (incorporated by reference to Exhibit 3.5 to Current Report of the Company on Form 8-K filed July 8, 2009)

3.3	Amended and Restated Audit Committee Charter (incorporated by reference to Exhibit 3.1 to Current Report of the Company filed on Form 8-K filed September 15, 2009)

3.4	Compensation Committee Charter (incorporated by reference to Exhibit 10.1 to Current Report of the Company filed on Form 8-K filed October 29, 2007)

3.5	Nominating Committee Charter (incorporated by reference to Exhibit 10.1 to Current Report of the Company filed on Form 8-K filed October 29, 2007)

5.1*	Opinion of Goodwin Procter LLP

5.2*	Opinion of Broad and Cassel

10.1
Form of Subscription Agreement dated November 18, 2005 entered into by Puda Coal, Inc. and the Investors (incorporated by reference to Exhibit 99.1 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.2	Form of Note dated November 18, 2005 (incorporated by reference to Exhibit 99.2 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.3	Form of Warrant dated November 18, 2005 (incorporated by reference to Exhibit 99.3 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.4
Coking Coal Supply Agreement dated November 17, 2005 between Shanxi Puda Coal Group Co., Ltd. and Jucai Coal Industry Co. (incorporated by reference to Exhibit 99.4 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.5	Clean Coal Supply Contract - Taiyuan Steel & Iron (Group) Raw Material Trade Co., Ltd. (incorporated by reference to Exhibit 10.16 to SB-2/A filed March 10, 2006)

10.6	Clean Coal Supply Contract - Handan Steel & Iron Joint-Stock Co., Ltd. (incorporated by reference to Exhibit 10.17 to SB-2/A filed March 10, 2006)

10.7	Clean Coal Supply Contract - Tangshan Steel & Iron Group Co., Ltd. (incorporated by reference to Exhibit 10.18 to SB-2/A filed March 10, 2006)

10.8	Clean Coal Supply Contract - Capital Steel & Iron Group Mineral Co. (incorporated by reference to Exhibit 10.19 to SB-2/A filed March 10, 2006)

10.9	Clean Coal Supply Letter of Intent - Shanxi Coal Import & Export Group Luliang Branch (incorporated by reference to Exhibit 10.20 to SB-2/A filed March 10, 2006)

10.10	Clean Coal Supply Letter of Intent - Sinochem Corporation (incorporated by reference to Exhibit 10.21 to SB-2/A filed March 10, 2006)

10.11	Clean Coal Supply Contract - Shanxi Changzhi Steel Group Raw Material Co. Ltd. (incorporated by reference to Exhibit 10.22 to SB-2/A filed March 10, 2006)

10.12	Clean Coal Supply Contract - Baotou Steel Group Resources Supplying Company (incorporated by reference to Exhibit 10.23 to SB-2/A filed March 10, 2006)

10.13	Clean Coal Supply Contract - Shandong Haihua Group (incorporated by reference to Exhibit 10.24 to SB-2/A, filed March 10, 2006)

10.14
Note & Indebtedness Subordination Agreement dated November 17, 2005 among Puda Coal, Inc., Shanxi Puda Coal Group Co., Ltd., Shanxi Puda Resources Group Limited, and Taiyuan Putai Business Consulting Co., Ltd. (now known as Shanxi Putai Resources Limited) (incorporated by reference to Exhibit 99.7 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.15
Agreement between Shanxi Puda Resources Group, Ltd. and Shanxi Puda Resources Co., Ltd. dated April 25, 2005 (incorporated by reference to Exhibit 10.26 to SB-2/A , File # 333-130380 filed on March 10, 2006).

10.16	Summary of Clean Coal Supply Arrangement - Liulin Coal Cleaning Plant (incorporated by reference to Exhibit 10.27 to SB-2 filed on May 31, 2006).

10.20	Director’s Contract, dated June 29, 2007, between the Company and Jianfei Ni (incorporated by reference to Exhibit 10.1 to Current Report of the Company filed on Form 8-K filed July 6, 2007).

10.21	Director’s Contract, dated August 3, 2007, between the Company and Lawrence S. Wizel (incorporated by reference to Exhibit 10.1 to Current Report of the Company filed on Form 8-K filed August 9, 2007)

10.26	Director’s Contract, dated October 9, 2007, between the Company and C. Mark Tang (incorporated by reference to Exhibit 10.1 to Current Report of the Company filed on Form 8-K filed October 9, 2007)

10.27
Amendment No. 1 to Director’s Contract, dated December 29, 2008, between the Company and Lawrence S. Wizel (incorporated by reference to Exhibit 10.1 to Current Report of the Company filed on Form 8-K filed December 31, 2008)

10.28
Amendment No. 1 to Director’s Contract, dated December 29, 2008 between the Company and Jianfei Ni (incorporated by reference to Exhibit 10.2 to Current Report of the Company filed on Form 8-K filed December 31, 2008)

10.29
Amendment No. 1 to Director’s Contract, dated December 29, 2008, between the Company and C. Mark Tang (incorporated by reference to Exhibit 10.3 to Current Report of the Company filed on Form 8-K filed December 31, 2008)

10.30
Puda Coal, Inc. 2008 Equity Incentive Plan and form agreements under the plan (incorporated by reference to Exhibits 10.4-10.7 to Current Report of the Company filed on Form 8-K filed December 31, 2008).

10.31
Amendment No. 1 to Puda Coal, Inc. 2008 Equity Incentive Plan dated July 30, 2009. (incorporated by reference to Exhibits 3.1-3.2 to Current Report of the Company filed on Form 8-K filed November 12, 2009)

10.32
Agreement of Shares Transfer by and among Shanxi Puda Coal Group Co., Ltd., Li Jingquan, Feng Ming and Chen Guang dated May 14, 2009 (incorporated by reference to Exhibits 10.1-10.2 to Current Report of the Company filed on Form 8-K filed May 15, 2009)

10.34
Mining Rights and Mining Assets Transfer Agreement between Pinglu County Da Wa Coal Industry Co., Ltd. and Shanxi Puda Coal Group Co., Ltd. (incorporated by reference to Exhibits 10.1 to Current Report of the Company filed on Form 8-K filed December 17, 2009)

10.35
Mining Rights and Mining Assets Transfer Agreement between Pinglu County Guanyao Coal Industry Co., Ltd. and Shanxi Puda Coal Group Co., Ltd. (incorporated by reference to Exhibits 10.2 to Current Report of the Company filed on Form 8-K filed December 17, 2009)

23.1*	Consent of Moore Stephens, Independent Accountants

23.2*	Consent of Goodwin Procter LLP (see Exhibit 5.1)

23.3*	Consent of Broad and Cassel (see Exhibit 5.2)

23.4*	Power of Attorney (see signature page)

* Filed herewith.

UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 (d)           The undersigned Registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to be believe that it meets all the requirements of filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Taiyuan, Shanxi Province, The People’s Republic of China, on April 29, 2010.

PUDA COAL, INC.

By:	/s/ Liping Zhu
Liping Zhu
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Liping Zhu and Qiong Wu, and each of them, as his true and lawful attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Liping Zhu	President and Chief Executive Officer	April 29, 2010
Liping Zhu	(Principal Executive Officer)

/s/ Qiong Wu	Chief Financial Officer	April 29, 2010
Qiong Wu	(Principal Financial and Accounting Officer)

/s/ Ming Zhao	Chairman of the Board of Directors	April 29, 2010
Ming Zhao

/s/ Lawrence S. Wizel	Director	April 29, 2010
Lawrence S. Wizel

/s/ C. Mark Tang	Director	April 29, 2010
C. Mark Tang

/s/ Jianfei Ni	Director	April 29, 2010
Jianfei Ni